Exhibit 8.1

Dechert LLP
30 Rockefeller Plaza
New York, NY 10112

October 7, 2004

B&G Foods Holdings Corp.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

Re: Registration Statement on Form S-1 (Registration No. 333-112680)

Ladies and Gentlemen:

We have acted as special counsel to B&G Foods Holdings Corp., a Delaware corporation (the "Company"), and the subsidiaries of the Company named in Schedule I hereto (the "Subsidiary Guarantors") in connection with the preparation and filing by the Company and the Subsidiary Guarantors of the above-referenced registration statement (the "Registration Statement") with the Securities and Exchange Commission, relating to: (i) (a) the proposed sale by the Company of an aggregate of up to 20,000,000 shares of the Company's Class A Common Stock, par value $0.01 per share (or 17,391,305 shares if the underwriters do not exercise their over-allotment option (the "Option")), (b) the proposed issuance by the Company of up to $143,000,000 aggregate principal amount (or $124,347,823.60 if the Option is not exercised) of Senior Subordinated Notes due 2016 (the "Senior Subordinated Notes"), (c) the proposed issuance by the Subsidiary Guarantors of subsidiary guarantees (the "Senior Subordinated Subsidiary Guarantees") with respect to the Senior Subordinated Notes and (d) the proposed issuance by the Company of an aggregate of up to 23,893,533 Enhanced Income Securities (the "EISs") (or 20,000,000 EISs if the Option is not exercised), each representing one Share and $7.15 aggregate principal amount of Senior Subordinated Notes, which will be sold to the underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement; (ii) (a) the proposed issuance by the Company of $22,800,000 aggregate principal amount of the Senior Subordinated Notes (the "Separate Senior Subordinated Notes") and (b) the proposed issuance by the Subsidiary Guarantors of subsidiary guarantees (the "Separate Senior Subordinated Subsidiary Guarantees") with respect to the Separate Senior Subordinated Notes, which will be sold to the underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement; and (iii) (a) the proposed issuance by the Company of $240,000,000 aggregate principal amount of Senior Notes due 2011 (the "Senior Notes") and (b) the proposed issuance by the Subsidiary Guarantors of subsidiary guarantees (the "Senior Subsidiary Guarantees") with respect to the Senior Notes, which will be sold to the underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as Exhibit 1.3 to the Registration Statement. The Senior Subordinated Notes, the Senior Subordinated Subsidiary Guarantees, the Separate Senior Subordinated Notes and the Separate Senior Subordinated Subsidiary Guarantees will be issued under an indenture among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee. The Senior Notes and the Senior Subsidiary Guarantees will be issued under an indenture among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee.

We have participated in the preparation of the Registration Statement and we have reviewed such records, documents, agreements and certificates, and examined such matters of law, as we have considered necessary or appropriate for the purpose of this opinion letter. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than the authority of persons executing documents, agreements and certificates on behalf of the Company), and the conformity to authentic originals of all items submitted to us as copies (whether

B&G Foods Holdings Corp.
October 7, 2004

certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion, we have relied as to factual matters upon certificates and representations of officers and representatives of the Company and the Subsidiary Guarantors. We have also relied upon certain representations and/or determinations by the Company and an independent appraisal firm relating to, among other things, the economic, creditor rights and other terms of the EISs, the Senior Subordinated Notes and the Separate Senior Subordinated Notes, the Company's overall capital structure, including its debt to equity ratio after giving effect to the EIS offering, and the Company's ability to meet its debt obligations based on its projected financial performance.

Our opinions set forth below are based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may be retroactively effective.

Based upon the foregoing, the statements set forth in the Registration Statement under the caption "Material U.S. Federal Income Tax Considerations," insofar as they discuss matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of EISs, Class A common stock or notes issued in this offering, subject to the qualifications and limitations stated therein and herein.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as EISs and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name in the prospectuses contained therein under the caption "Material U.S. Federal Income Tax Considerations." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Dechert LLP

Schedule 1

Subsidiary Guarantors

BGH Holdings, Inc., a Delaware corporation

Bloch & Guggenheimer, Inc., a Delaware corporation

Heritage Acquisition Corp., a Delaware corporation

Maple Grove Farms of Vermont, Inc., a Vermont corporation

Ortega Holdings Inc., a Delaware corporation

Polaner, Inc., a Delaware corporation

Trappey's Fine Foods, Inc., a Delaware corporation

William Underwood Company, a Massachusetts business trust